As filed with the Securities and Exchange Commission on February 2, 2007
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
Under
the Securities Act of 1933
McKESSON CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	94-3207296
(State or other jurisdiction of	(I.R.S. employer
incorporation or organization)	Identification number)
One Post Street
San Francisco, California 94104
(415) 983-8300
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
PER-SE TECHNOLOGIES, INC. 2006 LONG TERM INCENTIVE PLAN AND PER-SE TECHNOLOGIES, INC. DEFERRED
STOCK UNIT PLAN
(Full title of the Plan)
Laureen E. Seeger
Executive Vice President, General Counsel and Secretary
McKesson Corporation
One Post Street
San Francisco, California 94104
(415) 983-8300
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy to:
Willie C. Bogan
Associate General Counsel and Assistant Secretary
McKesson Corporation
One Post Street
San Francisco, California 94104
(415) 983-8300
CALCULATION OF REGISTRATION FEE

		Proposed
Title of Each Class	Amount to be	Maximum	Proposed Maximum	Amount of
of Securities to be	Registered	Aggregate	Aggregate	Registration
Registered	(1)	Per Share	Offering Price	Fee
Common Stock, par value $0.01 per share, to be issued under the Per-Se Technologies, Inc. 2006 Long Term Incentive Plan	70,855	$55.48 (2)	$3,931,036.00 (2)	$421.00
Common Stock, par value $0.01 per share, to be issued under the Per-Se Technologies, Inc. Deferred Stock Unit Plan	28,342	$55.48 (2)	$1,572,415.00 (2)	$169.00

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), the Registration Statement also covers such indeterminate number of additional shares of Common Stock as is necessary to eliminate any dilutive effect of any future stock split or stock dividend or similar transactions. No additional registration fee is required.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act and based on the average of the high and low prices for the Common Stock on January 29, 2006.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information
     Not filed as part of this Registration Statement pursuant to Note to Part I of Form S-8.
Item 2. Registration Information and Employee Plan Annual Information
     Not filed as part of this Registration Statement pursuant to Note to Part I of Form S-8.
PART II
REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Certain Documents by Reference
     The following documents previously filed or to be filed by the Registrant McKesson Corporation (“McKesson” or the “Company”) with the Commission are incorporated herein by reference in this Registration Statement:
(a)	Annual Report on Form 10-K for the fiscal year ended March 31, 2006

(b)	Quarterly Report on Form 10-Q for the quarter ended June 30, 2006

(c)	Quarterly Report on Form 10-Q for the period ended September 30, 2006

(d)	Quarterly Report on Form 10-Q for the period ended December 31, 2006

(e)	Current Reports on Form 8-K: Dates of Report: February 1, 2007, January 26, 2007, January 25, 2007, January 4, 2007, November 7, 2006, November 6, 2006, October 31, 2006, September 11, 2006, July 27, 2006, June 22, 2006, May 3, 2006, May 4, 2006, April 25, 2006; and

(f)	The description of McKesson’s Common Stock contained in its registration statement filed under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any amendment or report filed for the purpose of updating that description.

     All documents subsequently filed by McKesson pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents until a post-effective amendment of this Registration Statement is filed which indicates that all securities being offered hereby have been sold or which deregisters all securities then remaining unsold.
Item 4. Description of Securities
     Not Applicable
Item 5. Interests of Named Experts and Counsel
     As of December 31, 2006, Laureen E. Seeger, Executive Vice President, General Counsel and Secretary owned less than 1% of the outstanding shares of the Company’s Common Stock.
Item 6. Indemnification of Directors and Officers
     Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and agents of the corporation against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative, or investigative (other than action by or in the right of the corporation – a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The DGCL provides that it is not exclusive of other indemnification that may be granted by a corporation’s charter, by-laws, disinterested director vote, stockholder vote, agreement, or otherwise.
     The Company’s Amended and Restated By-laws provide that each person who is involved in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, will be indemnified by the Company to the full extent permitted by the DGCL if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company. The indemnification rights conferred by the Company’s By-laws are not exclusive of any other right to which such person seeking indemnification may be entitled under any law, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

     Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of unlawful dividends or unlawful stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.
     Article VI of the Company’s Restated Certificate of Incorporation provides that to the full extent permitted by the DGCL, as it now exists or may hereafter be amended, no director of the Company will be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.
     Section 145 of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.
     As permitted by Section 145 of the DGCL, the Company maintains directors’ and officers’ liability insurance which provides for payment, on behalf of the directors and officers of the Company and its subsidiaries, of certain losses of such persons (other than matters uninsurable under law) arising from claims, including claims arising under the Securities Act, for acts or omissions by such persons while acting as directors or officers of the Company and/or its subsidiaries, as the case may be.
Item 7. Exemption from Registration Claimed
     Not applicable.
Item 8. Exhibits

Exhibit No.	Description
5.1	Opinion of Laureen E. Seeger, Executive Vice President, General Counsel and Secretary of McKesson.

23.1	Consent of Laureen E. Seeger (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.

24.1	Power of Attorney.

Item 9. Undertakings
     1. The undersigned Registrant hereby undertakes:
(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and, the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, McKesson certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 2nd day of February, 2007.

McKesson	Corporation

By:	Laureen E. Seeger
Name: Laureen E. Seeger
Title: Executive Vice President, General Counsel
and Secretary
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title

*	Chairman of the Board, President and
John H. Hammergren	Chief Executive Officer (Principal Executive Officer)

*	Executive Vice President and
Jeffrey C. Campbell	Chief Financial Officer (Principal Financial Officer)

*
Nigel A. Rees	Vice President and Controller (Principal Accounting Officer)

*
Wayne A. Budd	Director

*
Alton F. Irby III	Director

Signature	Title

*
M. Christine Jacobs	Director

*
Marie L. Knowles	Director

*
David M. Lawrence	Director

*
Robert W. Matschullat	Director

*
James V. Napier	Director

*
Jane E. Shaw	Director

BY:	Laureen E. Seeger

	Laureen E. Seeger	February 2, 2007
Attorney-in-fact

* By Power of Attorney

INDEX TO EXHIBITS

Exhibit No.	Description
5.1	Opinion of Laureen E. Seeger, Executive Vice Persident, General Counsel and Secretary of McKesson.

23.1	Consent of Laureen E. Seeger (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.

24.1	Power of Attorney.